SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                ----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             S&K Famous Brands, Inc.
             (Exact Name of Registrant as Specified in its Charter)

             Virginia                                           54-0845694
   (State or Other Jurisdiction                              (I.R.S. Employer
 of Incorporation or Organization)                        Identification Number)

           P.O. Box 31800                                       23294-1800
       11100 West Broad Street                                  (Zip Code)
         Richmond, Virginia
   (Address of Principal Executive
              Offices)

                          2000 Stock Purchase Loan Plan
                            1999 Stock Incentive Plan
                             1991 Stock Option Plan
                            (Full Title of the Plans)

                                Robert E. Knowles
                            Executive Vice President
                             S&K Famous Brands, Inc.
                                 P.O. Box 31800
                             11100 West Broad Street
                          Richmond, Virginia 23294-1800
                     (Name and Address of Agent for Service)
                                 (804) 346-2500
          (Telephone Number, Including Area Code, of Agent for Service)

-------------------------------------------------------------------------------------------------------------
                                      CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
                                               Proposed Maximum      Proposed Maximum
 Title of Securities        Amount to be      Offering Price Per    Aggregate Offering        Amount of
   to be Registered          Registered              Share                Price           Registration Fee
-------------------------------------------------------------------------------------------------------------
Common Stock, par           975,000 (1)            $7.00 (2)          $6,825,000 (2)          $1,801.80
value $.50 per share
-------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416(a), this Registration Statement also registers such number of additional securities that may be offered pursuant to the terms of the 2000 Stock Purchase Loan Plan, the 1999 Stock Incentive Plan, and the 1991 Stock Option Plan which provide for a change in the amount or type of securities being offered or issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2) Calculated pursuant to Rule 457(h)(1) and Rule 457(c) based upon the average of the high and low prices of the Common Stock on the Nasdaq National Market on May 12, 2000, which was $7.00.

                                EXPLANATORY NOTE

         This Registration Statement on Form S-8 is being filed by S&K Famous Brands, Inc., a Virginia corporation (the "Registrant"), relating to (i) 475,000 shares of the Registrant's Common Stock, par value $.50 per share (the "Common Stock"), which may be offered and sold pursuant to the Registrant's 2000 Stock Purchase Loan Plan; (ii) 300,000 shares of the Registrant's Common Stock which may be offered and sold pursuant to the Registrant's 1999 Stock Incentive Plan; and (iii) 200,000 shares of the Registrant's Common Stock which may be offered and sold pursuant to the Registrant's 1991 Stock Option Plan.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

         Not filed as part of this  Registration  Statement  pursuant to Note to
Part 1 of Form S-8.

Item 2.  Registrant Information and Employee Plan Annual Information.

         Not filed as part of this  Registration  Statement  pursuant to Note to
Part 1 of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents of the Registrant heretofore filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated in this Registration Statement by reference:

          (1) The Registrant's Annual Report on Form 10-K for the fiscal year ended January 29, 2000, filed on April 7, 2000;

          (2) The description of the Common Stock contained in the Registrant's Registration Statement on Form 8-A filed on March 5, 1984, including any amendments to such Registration Statement hereafter filed; and

          (3) All reports and other documents filed by the Registrant since the end of the fiscal year covered by the Registrant's document referred to in paragraph (1) above pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The laws of the Commonwealth of Virginia pursuant to which a Company is incorporated permit it to indemnify its officers and directors against certain liabilities with the approval of its shareholders. The Articles of Incorporation of the Company, which have been approved by its shareholders, provide for the indemnification of each director and officer (including former directors and officers and each person who may have served at the request of the Company as a director or officer of any other legal entity and, in all cases, his heirs, executors and administrators) against liabilities (including expenses) reasonably incurred by him in connection with any actual or threatened action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the Company, except in relation to any action, suit or proceeding in which he has been adjudged liable because of willful misconduct or a knowing violation of the criminal law.

         The Company has purchased directors' and officers' liability policies. Within the limits of their coverage, the policies insure (1) the directors and officers of the Company against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by the Company and (2) the Company to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         See Exhibit Index following signatures.

Item 9.  Undertakings.

         (1)      The undersigned Registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include  any  prospectus  required  by section
10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii)  To  include  any  material   information  with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

                  (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Richmond, Virginia, on this 18th day of May, 2000.

                                 S&K Famous Brands, Inc.


                                 By: /s/ Stuart C. Siegel
                                    -------------------------------------
                                     Stuart C. Siegel
                                     Chairman and Chief Executive Officer

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert E. Knowles and Janet L. Jorgensen his true and lawful attorney-in-fact and agent, with full power of substitution, for him in his name, and in any and all capacities, to sign all amendments (including post-effective amendments) to the Registration Statement to which this power of attorney is attached, and to file all such amendments, and all exhibits to them and other documents to be filed in connection with them, with the Securities and Exchange Commission.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                               Title                                  Date
           ---------                               -----                                  ----
/s/ Stuart C. Siegel               Chairman of the Board of Directors and             May 18, 2000
--------------------                      Chief Executive Officer
Stuart C. Siegel                       (Principal Executive Officer)

/s/ Robert L. Burrus, Jr.                         Director                            May 18, 2000
-------------------------
Robert L. Burrus, Jr.

/s/ Donald W. Colbert                     Director, President and                     May 18, 2000
---------------------                     Chief Operating Officer
Donald W. Colbert

/s/ Selwyn S. Herson                              Director                            May 18, 2000
--------------------
Selwyn S. Herson

/s/ Andrew M. Lewis                               Director                            May 18, 2000
-------------------
Andrew M. Lewis, Ph.D.

/s/ Steven A. Markel                              Director                            May 18, 2000
--------------------
Steven A. Markel

/s/ Troy A. Peery, Jr.                            Director                            May 18, 2000
----------------------
Troy A. Peery, Jr.

/s/ Marshall B. Wishnack                          Director                            May 18, 2000
------------------------
Marshall B. Wishnack

/s/ Robert E. Knowles            Executive Vice President, Chief Financial            May 18, 2000
---------------------                 Officer, Secretary and Treasurer
Robert E. Knowles                        (Chief Financial Officer)


/s/ Janet L. Jorgensen                   Vice President--Controller                    May 18, 2000
----------------------                 (Principal Accounting Officer)
Janet L. Jorgensen

                                  EXHIBIT INDEX


Exhibit Number                  Description
--------------                  -----------

5                      Opinion of McGuire, Woods, Battle & Boothe LLP

23.1                   Consent of PricewaterhouseCoopers LLP

23.2                   Consent of McGuire, Woods, Battle & Boothe LLP
                       (filed as part of Exhibit 5)

24                     Power of Attorney (included on signature page)



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